IntelGenx Reports Second Quarter 2016 Financial Results and
Appointment of New Director

Saint Laurent, Quebec, August 11, 2016 - IntelGenx Technologies Corp. (TSX-V: IGX) (OTCQX: IGXT) (the “Company” or “IntelGenx”) today reported its second quarter 2016 financial results for the three-month and six-month periods ended June 30, 2016. All amounts are in U.S. Dollars unless otherwise stated. The Company will host a conference call today at 4:30 p.m. ET to provide a corporate update.

2016 Second Quarter Financial Highlights:

•	Revenues reached $672 thousand, an increase of 15% over the same period last year
•	Net comprehensive loss was ($806 thousand), compared to a net comprehensive loss of ($220 thousand) over the same period last year
•	Adjusted EBITDA loss was ($665 thousand), compared to adjusted EBITDA loss of ($186 thousand) over the same period last year
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Cash and cash equivalents totaled $1.1 million as at June 30, 2016. Subsequent to quarter end, the Company monetized its royalty on future sales of Forfivo XL® to SWK Holdings Corporation for $6 million (CAD$8 million)

Recent Highlights:

•	Signed the first definitive agreement for RizaportTM with Grupo Juste for Spain and additional potential territories
•	Continued late-stage discussions with global pharmaceutical companies for multiple products with the potential goal of concluding a definitive agreement to be finalized in the third quarter of 2016
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Initiated a phase 1 study of Montelukast for the treatment of degenerative diseases of the brain, such as: mild cognitive impairment and Alzheimers disease, the most prominent form of dementia. IntelGenx expects results from the phase 1 trial to be available in September 2016.

•	Appointed Mark Nawacki as a new Director of the Board

“IntelGenx has made considerable progress this past quarter,” said Dr. Horst G. Zerbe, President and CEO of IntelGenx. “We successfully completed our first agreement for Rizaport in Spain with Grupo Juste, which we believe is significant as it will open new markets to build upon going forward. The initiation of our phase 1 study of Montelukast is an important step forward in what is our most important and promising drug repurposing opportunity. We are most excited about the future prospects for IntelGenx as we continue to advance the company forward into a global leader in pharmaceutical oral film development and manufacturing.”

Financial Results:

Total revenues for the three-month period ended June 30, 2016 amounted to $672 thousand, representing an increase of $87 thousand or 15% compared to $585 thousand for the three-month period ended June 30, 2015. The increase for the three-month period ended June 30, 2016 compared to the last year’s corresponding period is mainly attributable to an increase in royalties of $480 thousand due to the Company’s recording of both Q1 and Q2 royalty amounts in the present quarter. Edgemont Pharmaceuticals reported the Q2 royalties to the Company shortly after the end of the quarter which allowed the Company to record the revenues in the second quarter. The increase was offset by a decrease in deferred revenues recognized of $393 thousand.

Operating costs and expenses were $1.5 million for the three-month period ended June 30, 2016 compared to $846 thousand for the corresponding period of 2015. The increase for the three-month period ended June 30, 2016 is mainly attributable to an increase in Research and Development expenses of $174 thousand and Selling, General and Administrative of $315 thousand.

For the second quarter of 2016, the Company generated an operating loss of ($794 thousand) compared to an operating loss of ($261 thousand) for the comparable period of 2015.

Net comprehensive loss was ($806 thousand) or ($0.01) on a basic and diluted per share basis for the second quarter of 2016 compared to a net comprehensive loss of ($220 thousand) or ($0.00) on a basic and diluted per share basis for the comparable period of 2015.

“IntelGenx recently strengthened its balance sheet with the largest influx of capital in the history of the company with the monetization of its royalty on future sales of Forvivo XL® for $6 million,” said Andre Godin, Executive Vice-President and CFO of IntelGenx. “We continue to focus on maintaining a strong financial discipline in managing our expenses throughout the organization. Finally, we have made a concerted effort to bring greater visibility of the corporation in the marketplace with an aggressive outreach campaign to take place in the near future.”

Cash on hand as at June 30, 2016 was $1.1 million, representing a decrease of $1.8 million compared with the balance of $2.9 million as at December 31, 2015. The decrease in cash relates to the investment in leasehold improvement as well as the comprehensive loss incurred in the second quarter. Subsequent to quarter end, the Company monetized its royalty on future sales of Forfivo XL® to SWK Holdings Corporation for $6 million (CAD$8 million).

Appointment of New Director:

Subsequent to quarter end, the Corporation announced the appointment of Mr. Mark Nawacki as a new member of the Board of Directors. Mr. Nawacki is currently the President and CEO of Searchlight Pharma Inc., a Canadian-based specialty pharmaceutical company focused on the acquisition and commercialization of innovative and unique healthcare and pharmaceutical products. Prior to joining Searchlight Pharma, Mr. Nawacki spent over 11 years building out the commercial and geographic footprint of Paladin Labs, having served until September 2014 as Executive Vice President, Business and Corporate Development. Over the course of his 11-year tenure at Paladin, Mr. Nawacki helped shape the therapeutic focus of Paladin’s Canadian business via licensing and acquisitions, and built Paladin’s international expansion and emerging markets strategy. From his arrival at Paladin in 2003, consolidated revenues grew from $20 million to almost $270 million annually, and the company’s value increased from $75 million to over $3 billion when it was acquired by Endo International in 2014.

“We are very pleased that Mr. Nawacki has agreed to join our board,” said Dr. Horst G. Zerbe, President and CEO of IntelGenx. “As IntelGenx is now completely focused on becoming a global leader in pharmaceutical oral films, Mark’s strong pharmaceutical background, knowledge and extensive network will support the Company in the execution of its business plan.”

Conference Call Notice:

IntelGenx will host a conference call to discuss its second quarter results on Thursday, August 11, 2016 at 4:30 p.m. ET. The dial-in number for the conference call is 1-877-201-0168 (Canada and United States) or (647) 788-4901 (International), conference ID 47950179. The call will be audio-cast live and archived for twelve months at: www.intelgenx.com.

About IntelGenx:

IntelGenx is a leading oral drug delivery company focused on the development and manufacturing of innovative pharmaceutical oral films based on its proprietary VersaFilmTM technology platform. Established in 2003, the Montreal-based company is listed on the TSX-V and OTC-QX.

IntelGenx highly skilled team provides comprehensive pharmaceutical~~s~~ services to pharmaceutical partners, including R&D, analytical method development, clinical monitoring, IP and regulatory services. IntelGenx state-of-the art manufacturing facility, established for the VersaFilmTM technology platform, supports lab-scale to pilot and commercial-scale production, offering full service capabilities to our clients. More information is available about the company at: www.intelgenx.com.

Forward Looking Statements:

This document may contain forward-looking information about IntelGenx' operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about IntelGenx' plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words "may," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "could," "would," and similar expressions. All forward looking statements are expressly qualified in their entirety by this cautionary statement. Because these forward-looking statements are subject to a number of risks and uncertainties, IntelGenx' actual results could differ materially from those expressed or implied by these forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in IntelGenx' annual report on Form 10-K, filed with the United States Securities and Exchange Commission and available at www.sec.gov, and also filed with Canadian securities regulatory authorities and www.sedar.com. IntelGenx assumes no obligation to update any such forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange), nor the OTCQX accepts responsibility for the adequacy or accuracy of this release.

Source: IntelGenx Technologies Corp.

For more information, please contact:

Edward Miller
Director, Investor Relations and Corporate Communications
IntelGenx Corp.
T: +1 514-331-7440 (ext. 217)
edward@intelgenx.com